Exhibit 5.1

April 18, 2007

EndoCeutics, Inc.

2989 de la Promenade

Quebec (Quebec), GlW 2J5

Canada

Re:	Registration Statement on Form F-1;

(Registration No. 333-140927)

Ladies and Gentlemen:

We have acted as legal counsel to EndoCeutics, Inc., a Canadian corporation (the “Company”), in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), of an initial public offering by the Company of up to 6,612,500 shares (the “Shares”) of the Company’s common shares (the “Offering”).

In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form F-1 (Registration No. 333-140927) originally filed by the Company under the Act with the U.S. Securities and Exchange Commission (the “Commission”) on February 27, 2007, Amendment No. 1 thereto filed with the Commission on March 16, 2007, Amendment No. 2 thereto filed with the Commission on March 28, 2007, Amendment No. 3 thereto filed on April 5, 2007, and Amendment No. 4 thereto filed on April 18, 2007 (collectively, the “Registration Statement”), (ii) the form of underwriting agreement, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), to be entered into by and among the Company, EndoResearch, Inc. and each of First Albany Capital Inc., Oppenheimer & Co. Inc. and Stifel, Nicolaus & Company, Incorporated, as underwriters (collectively, the “Underwriters”), (iii) the Company’s Certificate of Incorporation, dated June 20, 2006 and Articles of Amendment, dated October 2, 2006, (iv) the Company’s By-Laws, (v) certain resolutions of the Board of Directors of the Company relating to the Offering, and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

EndoCeutics, Inc. Page 2

In such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have assumed the incumbency and authority of all public officials signing as such and the accuracy of all certificates and similar documents issued by public officials. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed that (a) the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and filed as Exhibit 4.1 to the Registration Statement and the due execution and delivery of such certificates and (b) the distribution of the Shares was carried out in accordance with all applicable laws in any jurisdiction outside of Canada.

The law covered by this opinion is limited to the laws of the Provinces of Quebec, Ontario and British Columbia and the federal laws of Canada applicable therein, as such laws exist and are construed as at the date hereof. We assume no responsibility to inform the addressees hereof of any change in law subsequent to this date that does or may affect the opinions expressed herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Board of Directors of the Company authorizes the price per Share, (ii) the duly appointed officers of the Company, EndoResearch, Inc. and the Underwriters execute and deliver the Underwriting Agreement and (iii) the Shares are issued and delivered against payment therefore in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

FASKEN MARTINEAU DUMOULIN LLP